Exhibit 8.2

LUSE GORMAN, PC

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

January 9, 2019

Board of Directors

Hamilton Bancorp, Inc.

501 Fairmount Avenue, Suite 200

Towson, Maryland 21286

Re:	U.S. Federal Tax Consequences of the Merger of Hamilton Bancorp, Inc. with and into Orrstown Financial Services, Inc.

To the Members of the Boards of Directors:

You have requested our opinion as to the United States Federal income tax consequences of the following proposed transaction pursuant to the Agreement and Plan of Merger dated as of October 23, 2018 (the “Merger Agreement”) by and between Orrstown Financial Services, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (“Buyer”) and Hamilton Bancorp, Inc. a corporation organized under the laws of the State of Maryland (“Company”). Section 7.3(b) of the Merger Agreement provides that a condition to closing of the Merger (as defined below) is the receipt by the Board of Directors of the Company of an opinion by Luse Gorman, PC that the Merger will, substantially to the effect, be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which shall be provided as of the Closing Date. The terms used but not defined herein, whether capitalized or not, will have the same meaning as their definitions in the Merger Agreement.

Pursuant to the Merger Agreement, in accordance with the PBCL and MGCL, at the Effective Time, the Company shall be merged with and into the Buyer (the “Merger”), the separate corporate existence of the Company shall cease and the Buyer shall survive. As of the Effective Time, automatically by virtue of the Merger and without any action on the part of the Company or any stockholder of the Company, the following will occur:

(a)

Each share of common stock, no par value, of Orrstown (“Buyer Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)

Each share of common stock, par value of $0.01, of the Company (“Company Common Stock”) held in treasury (“Treasury Stock”) immediately prior to the Effective Time and each share of Company Common Stock remitted to the Company prior to the Effective Time for purposes of extinguishing any ESOP indebtedness as contemplated by Section 6.10(i) of the Merger Agreement shall be cancelled and retired as of the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

January 9, 2019

(c)

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into the right to receive: (i) $4.10 in cash, without interest, subject to adjustments as described in paragraph (d) below (the “Cash Consideration”); and (ii) 0.54 shares of Buyer Common Stock (the “Stock Consideration”).

(d)

The Cash Consideration shall be reduced by an amount equal to the quotient (measured to the nearest whole cent), the numerator of which equals the product, not to exceed $1,000,0000, of: (i) 0.79 and (ii) the Aggregate Losses associated with certain identified loans of Hamilton Bank and the denominator of which equals the sum of: (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the number of Company Stock Options outstanding immediately prior to the Effective Time. Based on the foregoing, the maximum possible reduction to the Cash Consideration is approximately $0.27 per share (such that the Cash Consideration is $3.83 per share), based on 3,416,414 shares of Company Common Stock and Company Stock Options outstanding as of the record date for determining the stockholders entitled to vote at the Company’s special meeting of stockholders.

(e)

No fractional shares of Buyer Common Stock shall be issued as a result of the Merger. In lieu of fractional shares, the Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the daily closing prices during the regular session of buyer Common Stock on NASDAQ for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounding to the nearest whole cent.

This opinion does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. Nor does this opinion address foreign laws or other areas of United States Federal taxation other than Federal income tax.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (as amended through the date hereof, if applicable, the “Registration Statement,” which reference shall include the proxy statement of the Company and the prospectus of the Buyer). In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of the

January 9, 2019

Buyer and the Company, upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified). For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and that the Merger will qualify as a statutory merger in accordance PBCL and MGCL. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

OPINION

Based solely upon the above-referenced representations, information and assumptions, and taking into consideration the limitations set forth herein and in the Registration Statement under the heading “Material Federal Income Tax Consequences,” we are of the opinion that, under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. Federal income tax consequences of the Merger to holders of Company Common Stock will be as described in the Registration Statement under the heading “Material Federal Income Tax Consequences.” The discussion in the Registration Statement under the heading “Material Federal Income Tax Consequences” hereby serves as our opinion with respect to the material United States Federal income tax consequences of the Merger.

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No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views. However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable laws, regulations or interpretations thereof, or the impact of any such changes on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under

January 9, 2019

Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Luse Gorman, PC
LUSE GORMAN, PC